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As filed with the Securities and Exchange Commission on November 30, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEENAH PAPER, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	20-1308307 (I.R.S. Employer Identification No.)

Preston Ridge III
3460 Preston Ridge Road
Suite 600
Alpharetta, Georgia 30005
(Address of Principal Executive Offices)

Neenah Paper 401(k) Retirement Plan
Neenah Paper Retirement Contribution Plan
Neenah Paper Deferred Compensation Plan
(Full Title of Plans)

Steven S. Heinrichs, Esq.
Vice President, General Counsel and Secretary
Preston Ridge III
3460 Preston Ridge Road
Suite 600
Alpharetta, Georgia 30005
(972) 281-1200
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies To:
 Thomas Wardell, Esq.
McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common stock, par value $0.01 per share (3)(4)	6,000,000 shares	$36.71	$220,260,000.00	$27,906.94

Deferred Compensation Obligations (5)	$5,000,000.00	N/A	$5,000,000.00	$633.50

Total				$28,540.44

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) on the basis of the average of the high and low sale prices of the Registrant's common stock as quoted on the New York Stock Exchange on November 22, 2004.

(3)
This Registration Statement on Form S-8 registers an aggregate of 6,000,000 shares of common stock of Neenah Paper, Inc. which may be issued under the Neenah Paper 401(k) Retirement Plan and the Neenah Paper Retirement Contribution Plan. Pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the Neenah Paper 401(k) Retirement Plan and the Neenah Paper Retirement Contribution Plan as the result of any future stock splits, stock dividends or similar adjustments of the Registrant's common stock.

(4)
Includes preferred stock purchase rights which initially attach to and trade with the shares of common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.

(5)
Represents $5,000,000.00 of Deferred Compensation Obligations under the Neenah Paper Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I will be sent or given to participants in the Neenah Paper 401(k) Retirement Plan (the "401(k) Plan"), the Neenah Paper Retirement Contribution Plan (the "RCP Plan") and the Neenah Paper Deferred Compensation Plan (the "DCP") of Neenah Paper, Inc., a Delaware corporation (the "Company" or the "Registrant"), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents that the Company has previously filed with the Commission are incorporated herein by reference as of their respective dates:

  (a)
  The Company's Registration Statement on Form 10, as amended (SEC File No. 001-32240) filed November 2, 2004; and

  (b)
  The description of the Company's common stock and preferred stock purchase rights contained in its Registration Statement on Form 10, as amended (SEC File No. 001-32240) filed November 2, 2004.

        In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the date on which this offering is completed or terminated shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

        Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        You may request a copy of any filings referenced to above (excluding exhibits), at no cost, by contacting us at the following address:

    Neenah Paper, Inc.
    Preston Ridge III
    3460 Preston Ridge Road, Suite 600
    Alpharetta, Georgia 30005
    (972) 281-1200

ITEM 4. DESCRIPTION OF SECURITIES.

        This registration statement covers shares of the Company's common stock and an indeterminate number of plan interests. In addition, this registration statement covers up to $5,000,000 of Deferred Compensation Obligations that may arise under the Neenah Paper Deferred Compensation Plan (the "DCP"). The following summary of the Deferred Compensation Obligations that may be issued under the DCP is qualified in its entirety by reference to the DCP, which is included as an exhibit to this registration statement.

        Subject to the terms and conditions of the DCP, certain highly compensated officers and employees may elect to defer salary and/or bonus amounts, which are credited to a bookkeeping account for the participant throughout the year. If bonus deferrals are elected for a given year, at least $5,000 must be deferred from bonuses in the year. Each participant may designate the manner in which voluntary deferrals are deemed invested among the investment options designated by the Company, including a Company stock fund. The participant's bookkeeping account is credited with earnings or losses based on those investment elections (i.e., the amount that would have been earned or lost if the account had actually been funded and invested in the funds chosen by the participant).

        The amounts attributable to voluntary employee elections credited to the participants' accounts, including earnings and losses, are referred to as Deferred Compensation Obligations. These amounts represent obligations of the Company to pay to participants compensation amounts that the participants have earned, but have elected to defer to future years for tax and financial planning purposes.

        The Deferred Compensation Obligations are generally payable upon retirement or termination of service with the Company. Participants may also receive in-service distributions upon an unforeseeable financial emergency. Upon a change in control of the Company, every participant automatically receives an immediate lump sum payment of his or her account, less a 10% penalty. Payments are generally made in a lump sum in cash, although in some circumstances participants or their beneficiaries may be able to elect quarterly installments over a period between two and twenty years.

        Under the DCP, the Deferred Compensation Obligations are unfunded, unsecured obligations of the Company. Participants will not have any interest in any particular assets of the Company by reason of the Deferred Compensation Obligations. Benefits are paid solely from the general assets of the Company, and are subject to the risk that the Company may be unable to pay. In the event of the insolvency of the Company, the Deferred Compensation Obligations will be treated as unsecured debt of the Company. The Company is not required to provide participants with any periodic evidence regarding its ability to pay benefits under the DCP or satisfaction of its obligations thereunder.

        There is no trading market for the Deferred Compensation Obligations. Participants' rights under the DCP may not be transferred or assigned, although benefits may be passed to a beneficiary upon death of the participant. The Deferred Compensation Obligations are not convertible into any other securities of the Company, and do not receive the benefit of any negative covenants of the Company or provisions regarding events of default. Each participant is responsible for enforcing his or her individual rights under the DCP.

        The Company may amend or terminate the DCP at any time, except that no amendment or termination may reduce the accrued benefit of a participant at the time of the amendment or termination.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Amended and Restated By-Laws (the "By-Laws") provide that each person who is, or was, or has agreed to become a director or officer of the Company, and each person who is, or was, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent permitted by Delaware General Corporation Law, as the same exists or may hereafter be amended. However, no indemnification will be provided to any director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our Board of Directors. The By-Laws provide that this right to indemnification will be a contract right and will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation or By-Laws, agreements, vote of stockholders or disinterested directors or otherwise. The By-Laws also permit the Company to secure and maintain insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-Laws would permit the Company to indemnify such person against such liability.

        Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigation action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

        Article Eleventh of the Company's Amended and Restated Certificate of Incorporation also provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

        The Company intends to obtain directors and officers liability insurance providing coverage to its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

(a)

Exhibit Number	Description
3.1	Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (SEC File No. 001-32240) filed on November 30, 2004).
3.2	Form of Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K (SEC File No. 001-32240) filed on November 30, 2004).
4.1
Form of Rights Agreement between the Company and EquiServe Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (SEC File No. 001-32240) filed on November 30, 2004).
5.1*	Opinion of McKenna Long & Aldridge LLP.
23.1*	Consent of McKenna Long & Aldridge LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.

*
Filed herewith.

(b)
In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that it will submit or has submitted the 401(k) Plan and the RCP Plan and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely matter and has made or will make all changes required by the IRS in order to qualify such plans under Section 401(a) of the Internal Revenue Code of 1986, as amended.

ITEM 9. UNDERTAKINGS.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on November 30, 2004.

NEENAH PAPER, INC.
By:	/s/ SEAN T. ERWIN Sean T. Erwin Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on November 30, 2004.

Signatures	Title

/s/ SEAN T. ERWIN Sean T. Erwin	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
/s/ BONNIE C. LIND Bonnie C. Lind	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ JAMES G. GROSKLAUS James G. Grosklaus	Director
/s/ EDWARD GRZEDZINSKI Edward Grzedzinski	Director
/s/ MARY ANN LEEPER Mary Ann Leeper	Director
/s/ TIMOTHY S. LUCAS Timothy S. Lucas	Director
/s/ PHILIP C. MOORE Philip C. Moore	Director
/s/ STEPHEN M. WOOD Stephen M. Wood	Director

The Plans

        Pursuant to the requirements of the Securities Act of 1933, as amended, Neenah Paper, Inc., as Plan Administrator of the Plans, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on November 30, 2004.

NEENAH PAPER 401(K) RETIREMENT PLAN NEENAH PAPER RETIREMENT CONTRIBUTION PLAN NEENAH PAPER DEFERRED COMPENSATION PLAN (The Plans)
By:	/s/ SEAN T. ERWIN Sean T. Erwin Chairman of the Board, President and Chief Executive Officer Neenah Paper, Inc.

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (SEC File No. 001-32240) filed on November 30, 2004).
3.2	Form of Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K (SEC File No. 001-32240) filed on November 30, 2004).
4.1
Form of Rights Agreement between the Company and EquiServe Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (SEC File No. 001-32240) filed on November 30, 2004).
5.1*	Opinion of McKenna Long & Aldridge LLP.
23.1*	Consent of McKenna Long & Aldridge LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.

*
Filed herewith.

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS